January 26, 2006



Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by The Hyperion 2005 Investment Grade Opportunity Term Trust, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR, as part of the Form N-SAR of The Hyperion 2005 Investment Grade Opportunity Term Trust, Inc. dated December 31, 2005. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,



PricewaterhouseCoopers LLP